Calculation of Filing Fee Tables
S-8
Extra Space Storage Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	6,500,000	$ 139.48	$ 906,620,000.00	0.0001531	$ 138,803.52
Total Offering Amounts:						$ 906,620,000.00		$ 138,803.52
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 138,803.52
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. (2) Represents 6,500,000 shares of common stock available for issuance under Extra Space Storage, Inc. Amended and Restated 2015 Incentive Award Plan (the "Restated Plan"). (3) The estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the Registration fee. The Proposed Maximum Offering Price Per Share is $139.48 which is the average of the high and low prices for the Registrant's common stock as reported on The Nasdaq Capital Market on July 31,2025. (4) The Registrant does not have any fee offsets.